Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER REPORTS FIRST QUARTER 2025 RESULTS

GAAP Net Loss of $(0.07) Per Diluted Share for the First Quarter

Normalized FFO of $0.25 Per Diluted Share for the First Quarter

Office Same Store NOI Growth of 9.2% (GAAP)
Positive Office Releasing Spreads of 23.3% (GAAP) and 3.7% (Cash)

Positive Retail Renewal Spreads of 11.0% (GAAP) and 7.4% (Cash)

Approximately 313K Net Rentable Square Feet of New and Renewed Commercial Lease Space

Maintained 2025 Full-Year Normalized FFO Guidance Range of $1.00 to $1.10 per Diluted Share

VIRGINIA BEACH, VA, May 7, 2025 – Armada Hoffler Properties, Inc. (NYSE: AHH) today announced its results for the quarter ended March 31, 2025 and provided an update on current events and earnings guidance.

First Quarter and Recent Highlights:

•Net loss attributable to common stockholders and OP Unit holders of $7.2 million, or $0.07 per diluted share, compared to net income attributable to common stockholders and OP Unit holders of $14.8 million, or $0.17 per diluted share, for the three months ended March 31, 2024.

•Funds from operations attributable to common stockholders and OP Unit holders ("FFO") of $17.2 million, or $0.17 per diluted share, compared to $35.0 million, or $0.40 per diluted share, for the three months ended March 31, 2024. See "Non-GAAP Financial Measures."

•Normalized funds from operations attributable to common stockholders and OP Unit holders ("Normalized FFO") of $25.6 million, or $0.25 per diluted share, compared to $29.4 million, or $0.33 per diluted share, for the three months ended March 31, 2024. See "Non-GAAP Financial Measures."

•As of March 31, 2025, weighted average stabilized portfolio occupancy was 95.7%. Retail occupancy was 94.5%, office occupancy was 97.5%, and multifamily occupancy was 95.0%.

•Positive spreads on renewals across all commercial segments:
◦Retail 11.0% (GAAP) and 7.4% (Cash)
◦Office 23.3% (GAAP) and 3.7% (Cash)

•Executed 31 commercial lease renewals and 11 new commercial leases during the first quarter for an aggregate of approximately 313,000 of net rentable square feet.

"Our portfolio continues to deliver a solid performance, reflecting the strength of our assets and disciplined approach to operations," said Shawn Tibbetts, Chief Executive Officer and President. "We are executing our strategy with focus and agility, ensuring we remain well-positioned to create long-term value in today's dynamic environment."

•Office Same Store Net Operating Income ("NOI") increased 9.2% on a GAAP basis compared to the quarter ended March 31, 2024.

•Third-party construction backlog as of March 31, 2025 was $80.4 million and general contracting and real estate services gross profit for the first quarter was $1.4 million.

•During the first quarter of 2024, unrealized gains on non-designated interest rate derivatives that positively affected FFO were $5.6 million. As of March 31, 2025, the value of the Company’s entire interest rate derivative portfolio, net of unrealized gains, was $13.1 million. These losses are excluded from Normalized FFO.

•In January, the Company entered into an interest rate swap agreement with a notional of $150.0 million and a SOFR rate of 2.50%. The Company paid a $4.6 million premium for this transaction.

Financial Results

Net loss attributable to common stockholders and OP Unit holders for the first quarter was $7.2 million compared to net income attributable to common stockholders and OP Unit holders of $14.8 million for the first quarter of 2024. The period-over-period change was primarily due to a decrease in the fair value of undesignated interest rate swap derivatives, a decrease in general contracting and real estate services gross profit, and the recognition of equity in loss of unconsolidated real estate entities, partially offset by an increase in portfolio NOI recognized during the quarter.

FFO attributable to common stockholders and OP Unit holders for the first quarter was $17.2 million compared to $35.0 million for the first quarter of 2024. The year-over-year decrease in FFO was primarily due to a decrease in the fair value of undesignated interest rate swap derivatives, a decrease in general contracting and real estate services gross profit, and the recognition of equity in loss of unconsolidated real estate entities, partially offset by an increase in portfolio NOI recognized during the quarter. Normalized FFO attributable to common stockholders and OP Unit holders for the first quarter decreased to $25.6 million compared to $29.4 million for the first quarter of 2024. The year-over-year decrease in Normalized FFO was primarily due to the decrease in general contracting and real estate services gross profit and the recognition of equity in loss of unconsolidated real estate entities, partially offset by an increase in portfolio NOI recognized during the quarter.

Operating Performance

At the end of the first quarter, the Company’s retail, office, and multifamily stabilized operating property portfolios were 94.5%, 97.5%, and 95.0% occupied, respectively.

Total third party construction contract backlog was $80.4 million as of March 31, 2025.

Interest income from real estate financing investments was $3.7 million for the three months ended March 31, 2025.

Balance Sheet and Financing Activity

As of March 31, 2025, the Company had $1.3 billion of total debt outstanding, including $166.0 million outstanding under its revolving credit facility. Total debt outstanding excludes GAAP adjustments and deferred financing costs. As of March 31, 2025, the Company’s debt was 100% fixed or economically hedged after considering interest rate swaps.

Outlook

The Company maintained its 2025 full-year Normalized FFO guidance at the Company's previous guidance range of $1.00 to $1.10 per diluted share. The following table updates the Company's assumptions underpinning its full year guidance. The Company's executive management will provide further details regarding its 2025 earnings guidance during tomorrow's webcast and conference call.

Full-year 2025 Guidance [1][2]	Expected Ranges
Portfolio NOI	$172.2	M	$175.8	M
Construction Segment Gross Profit	$4.8	M	$6.8	M
G&A Expenses	($17.0	M)	($16.2	M)
Interest Income	$15.9	M	$16.9	M
Adjusted Interest Expense[3]	($62.6	M)	($58.6	M)
Normalized FFO per diluted share	$1.00		$1.10

[1] Ranges exclude certain items per the Company ’s Normalized FFO definition: Normalized FFO excludes certain items, including debt extinguishment losses and prepayment penalties, impairment and accelerated amortization of intangible assets and liabilities, property acquisition, development, and other pursuit costs, mark-to-market adjustments for interest rate derivatives not designated as cash flow hedges, amortization of payments made to purchase interest rate caps and swaps designated as cash flow hedges, provision for unrealized non-cash credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. See "Non-GAAP Financial Measures." The Company does not provide a reconciliation for its guidance range of Normalized FFO per diluted share to net income per diluted share, the most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimate of reconciling items and the information is not available without unreasonable effort as a result of the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income per diluted share. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for its guidance range of Normalized FFO per diluted share would imply a degree of precision for its forward-looking net income per diluted share that could be misleading to investors.
[2] Includes the following assumptions:
•Harbor Point T. Rowe Price and Allied delivered in Q1 2025
•Construction gross profit decline due to lower backlog
•Chandler Residences stabilized in Q2 2025
[3] Includes the interest expense on finance leases and interest receipts of non-designated derivatives.

Supplemental Financial Information

Further details regarding operating results, properties, and leasing statistics can be found in the Company’s supplemental financial package available on the Investors page at ArmadaHoffler.com.

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, May 8, 2025 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The recorded webcast will be available through the Investors page of the Company’s website, ArmadaHoffler.com. To participate in the call, please dial (+1) 800 549 8228 (toll-free dial-in number) or (+1) 646 564 2877 (toll dial-in number). The conference ID is 90496. A replay of the conference call will be available through Saturday, June 7, 2025 by dialing (+1) 888 660 6264 (toll-free dial-in number) or (+1) 646 517 3975 (toll dial-in number) and providing passcode 90496#.

About Armada Hoffler Properties, Inc.

Armada Hoffler (NYSE: AHH) is a vertically integrated, self-managed real estate investment trust with over four decades of experience developing, building, acquiring, and managing high-quality retail, office, and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. The Company also provides general construction and development services to third-party clients, in addition to developing and building properties to be placed in their stabilized portfolio. Founded in 1979 by Daniel A. Hoffler, Armada Hoffler has elected to be taxed as a REIT for U.S. federal income tax purposes. For more information visit ArmadaHoffler.com.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company's real estate financing program, the Company’s construction and development business, including backlog and timing of deliveries and estimated costs, financing activities, as well as acquisitions, dispositions, and the Company’s financial outlook, guidance, and expectations. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and the Company may not be able to realize any forward-looking statement. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and the other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions, or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines FFO as net income (loss) (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates, and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the Nareit definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or service indebtedness. Also, FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Management also believes that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, debt extinguishment losses and prepayment penalties, impairment and accelerated amortization of intangible assets and liabilities, property acquisition, development, and other pursuit costs, mark-to-market adjustments for interest rate derivatives not designated as cash flow hedges, amortization of payments made to purchase interest rate caps and swaps designated as cash flow hedges, provision for unrealized non-cash credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. Other equity REITs may not calculate Normalized FFO in the same manner as we do, and, accordingly, our Normalized FFO may not be comparable to such other REITs' Normalized FFO.

NOI is the measure used by the Company’s chief operating decision-maker to assess segment performance. The Company calculates NOI as segment revenues less segment expenses. Segment revenues include rental revenues (base rent, expense reimbursements, termination fees, and other revenue) for our property segments, general contracting and real estate services revenues for our general contracting and real estate services segment, and interest income for our real estate financing segment. Segment expenses include rental expenses and real estate taxes for our property segments, general contracting and real estate services expenses for our general contracting and real estate services segment, and interest expense for our real estate financing segment. Segment NOI for the general contracting and real estate services and real estate financing segments is also referred to as segment gross profit. NOI is not a measure of operating income or cash flows from operating activities as measured in accordance with GAAP and is not indicative of cash available to fund cash needs. As a result, NOI should not be considered an alternative to cash flows as a measure of liquidity. Not all companies calculate NOI in the same manner. The Company considers NOI to be an appropriate supplemental measure to net income because it assists both investors and management in understanding the core operations of the Company’s real estate and construction businesses. To calculate NOI on a cash basis, we adjust NOI to exclude the net effects of straight line rent and the amortization of lease incentives and above/below market rents.

For reference, as an aid in understanding the Company’s computation of NOI, NOI Cash Basis, FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to NOI, NOI Cash Basis, FFO, and Normalized FFO has been included further in this release.

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	March 31, 2025	December 31, 2024
	(Unaudited)
ASSETS
Real estate investments:
Income producing property	$2,188,204	$2,173,787
Held for development	5,683	5,683
Construction in progress	13,289	17,515
	2,207,176	2,196,985
Accumulated depreciation	(470,420)	(451,907)
Net real estate investments	1,736,756	1,745,078
Real estate investments held for sale	4,800	4,800
Cash and cash equivalents	45,716	70,642
Restricted cash	2,851	1,581
Accounts receivable, net	51,895	52,860
Notes receivable, net	139,462	132,565
Construction receivables, including retentions, net	72,159	84,624
Construction contract costs and estimated earnings in excess of billings	2,482	6
Equity method investments	158,270	158,151
Operating lease right-of-use assets	22,784	22,841
Finance lease right-of-use assets	88,592	88,986
Acquired lease intangible assets	86,374	89,739
Other assets	53,085	60,990
Total Assets	2,465,226	2,512,863

LIABILITIES AND EQUITY
Indebtedness, net	1,320,552	1,295,559
Accounts payable and accrued liabilities	25,029	38,840
Construction payables, including retentions	76,240	104,495
Billings in excess of construction contract costs and estimated earnings	3,444	5,871
Operating lease liabilities	31,325	31,365
Finance lease liabilities	92,837	92,646
Other liabilities	47,047	54,418
Total Liabilities	1,596,474	1,623,194
Total Equity	868,752	889,669
Total Liabilities and Equity	$2,465,226	$2,512,863

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2025	2024
	(Unaudited)
Revenues
Rental revenues	$63,801	$61,881
General contracting and real estate services revenues	46,614	126,975
Interest income	4,228	4,626
Total revenues	114,643	193,482

Expenses
Rental expenses	15,624	14,605
Real estate taxes	5,937	5,925
General contracting and real estate services expenses	45,250	122,898
Depreciation and amortization	23,216	20,830
General and administrative expenses	7,386	5,874
Acquisition, development, and other pursuit costs	54	—
Total expenses	97,467	170,132
Operating income	17,176	23,350
Interest expense	(18,109)	(17,975)
Equity in loss of unconsolidated real estate entities	(1,913)	—
Change in fair value of derivatives and other	(1,210)	12,888
Unrealized credit loss provision	(22)	(83)
Other (expense) income, net	(75)	79
(Loss) income before taxes	(4,153)	18,259
Income tax provision	(190)	(534)
Net (loss) income	(4,343)	17,725
Net loss (income) attributable to noncontrolling interests in investment entities	3	(34)
Preferred stock dividends	(2,887)	(2,887)
Net (loss) income attributable to common stockholders and OP Unitholders	$(7,227)	$14,804

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET (LOSS) INCOME TO FFO & NORMALIZED FFO
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2025	2024
	(Unaudited)
Net (loss) income attributable to common stockholders and OP Unitholders	$(7,227)	$14,804
Depreciation and amortization, net (1)	24,400	20,215
FFO attributable to common stockholders and OP Unitholders	$17,173	$35,019
Acquisition, development, and other pursuit costs	54	—
Accelerated amortization of intangible assets and liabilities	(169)	—
Unrealized credit loss provision	22	83
Amortization of right-of-use assets - finance leases	395	395
(Decrease) increase in fair value of derivatives not designated as cash flow hedges	5,627	(6,510)
Stock compensation normalization(2)	2,110	—
Amortization of interest rate derivatives on designated cash flow hedges	383	260
Severance related costs	13	167
Normalized FFO available to common stockholders and OP Unitholders	$25,608	$29,414
Net (loss) income attributable to common stockholders and OP Unitholders per diluted share and unit	$(0.07)	$0.17
FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.17	$0.40
Normalized FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.25	$0.33
Weighted average common shares and units - diluted	101,570	88,451
________________________________________

(1) The adjustment for depreciation and amortization excludes amortization of above and below-market ground lease assets. The adjustments for depreciation and amortization for each of the three months ended March 31, 2025 and 2024 excludes $0.2 million of depreciation attributable to our partners.

(2) Accounts for the double-issuance of stock compensation due to a modification in the structure of executive compensation grants, removing the impact of grants in the current year that are related to the prior year's performance. New grants are now issued in the year in which performance relates. Adjustment also removes impact of a one-time acceleration of 100% of stock compensation awarded to our former Chief Executive Officer in relation to prior year performance. This adjustment accounts for the duplicate expense, but does not adjust for the double issuance of shares.

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET (LOSS) INCOME TO SAME STORE NOI, CASH BASIS
(in thousands) (unaudited)

	Three Months Ended March 31,
	2025	2024
Retail Same Store (1)
Same Store NOI, Cash Basis	$16,615	$16,786
GAAP Adjustments (2)	1,199	1,001
Same Store NOI	17,814	17,787
Non-Same Store NOI (3)	168	1,238
Segment NOI	17,982	19,025

Office Same Store (4)
Same Store NOI, Cash Basis	13,318	12,524
GAAP Adjustments (2)	1,835	1,357
Same Store NOI	15,153	13,881
Non-Same Store NOI (3)	85	(341)
Segment NOI	15,238	13,540

Multifamily Same Store (5)
Same Store NOI, Cash Basis	8,474	8,765
GAAP Adjustments (2)	215	208
Same Store NOI	8,689	8,973
Non-Same Store NOI (3)	331	(187)
Segment NOI	9,020	8,786

Total Property NOI	42,240	41,351

General contracting & real estate services gross profit	1,364	4,077
Real estate financing gross profit	2,022	—
Interest income (6)	492	626
Depreciation and amortization	(23,216)	(20,830)
General and administrative expenses	(7,386)	(5,874)
Acquisition, development, and other pursuit costs	(54)	—
Interest expense (7)	(18,109)	(13,975)
Equity in income of unconsolidated real estate entities	(1,913)	—
Change in fair value of derivatives and other	(1,210)	12,888
Unrealized credit loss provision	(22)	(83)
Other (expense) income, net	(75)	79
Income tax provision	(190)	(534)
Net income (loss)	(6,057)	17,725

Net loss (income) attributable to noncontrolling interests in investment entities	3	(34)
Preferred stock dividends	(2,887)	(2,887)
Net (loss) income attributable to AHH and OP unitholders	$(8,941)	$14,804
________________________________________

(1) Retail same-store portfolio for the three months ended March 31, 2025 and 2024 excludes Southern Post Retail and Columbus Village II due to redevelopment, as well as Market at Mill Creek and Nexton Square which were sold in December 2024.

(2) GAAP Adjustments include adjustments for the net effects of straight-line rental revenues, the amortization of lease incentives and above/below market rents, the net effects of straight-line rental expenses, and ground rent expenses for finance leases.

(3) Includes expenses associated with the Company's in-house asset management division.
(4) Office same-store portfolio for the three months ended March 31, 2025 and 2024 excludes Southern Post Office.
(5) Multifamily same-store portfolio for the three months ended March 31, 2025 and 2024 excludes Chandler Residences.
(6) Excludes real estate financing segment interest income.
(7) Excludes real estate financing segment interest expense.

Contact:

Chelsea Forrest
Armada Hoffler
Vice President of Corporate Communications and Investor Relations
Email: CForrest@ArmadaHoffler.com
Phone: (757) 612-4248